Exhibit 99.1

Citizens Financial Group, Inc. Reports Second Quarter Net Income of $425 Million

and Diluted EPS of $0.88

Second quarter 2018 net income up 34% and diluted EPS up 40% year over year

Results reflect year-over-year revenue growth of 8% with positive operating leverage of 4% on an Underlying basis*

ROTCE of 12.9%, up 3.4% year over year*

PROVIDENCE, RI (July 20, 2018) Citizens Financial Group, Inc. (NYSE: CFG or “Citizens”) today reports second quarter net income of $425 million, up 34% from $318 million in second quarter 2017 with earnings per diluted common share of $0.88, up 40% from $0.63 in second quarter 2017. Second quarter 2018 net income increased $37 million, or 10%, from first quarter 2018 and diluted earnings per common share improved $0.10, or 13%. Second quarter 2018 Return on Average Tangible Common Equity* (“ROTCE”) of 12.9% improved from 9.6% in second quarter 2017 and 11.7% in first quarter 2018.

Year-over-year revenue growth in the second quarter was 8%, driven by strength in net interest income, while expense growth was 1%, for positive operating leverage of 7%. On an Underlying basis, revenue growth was 7% and expense growth was 3% for operating leverage of 4%.*

“We are pleased to report another quarter of strong earnings growth and meaningful improvement in return on tangible common equity,” said Chairman and Chief Executive Officer Bruce Van Saun. “We continue to execute well, with strong balance sheet management and smart investments in fee-based product capabilities, as well as in technology applications, digital channels and data. We are well-positioned to continue our momentum in the second half, as we work hard towards building a great bank that delivers well for its stakeholders.”

Citizens today announces the launch of the next phase of its Tapping Our Potential (“TOP”) efficiency program, which is designed to drive continuous improvement in the overall efficiency and effectiveness of the organization while self-funding investments to drive future growth. The new TOP V program is expected to deliver pre-tax expense and revenue enhancements of approximately $90 to $100 million by the end of 2019.

Citizens also announces today that its board of directors declared a third quarter 2018 cash dividend of $0.27 per common share, an increase of $0.05 per share, or 23%. The dividend is payable on August 15, 2018 to shareholders of record at the close of business on August 1, 2018.

*Please see important information on Key Performance Metrics and Non-GAAP Financial Measures at the end of this release for an explanation of our use of these metrics and non-GAAP financial measures and their reconciliation to GAAP financial measures. Additional information on notable items may be found in the “Discussion of Results” portion of this document. Comparison to second quarter 2017 Underlying results are before a pre-tax $26 million impact related to impairments on aircraft lease assets which, reduced noninterest income by $11 million and increased noninterest expense by $15 million and, in addition to provision expense of $70 million, resulted in total credit-related costs of $96 million. Where there is a reference to an “Underlying” result in a paragraph, all measures that follow these references are on the same basis, when applicable. Throughout this release, references to consolidated and/or commercial loans and loan growth include leases. Loans held for sale also referred to as LHFS. Current reporting-period regulatory capital ratios are preliminary. Certain totals may not foot due to rounding.

Citizens Financial Group, Inc.

Second Quarter 2018 vs. First Quarter 2018

Key Highlights

•

Second quarter highlights include 3% growth in net interest income and 5% growth in noninterest income, driven by strength in capital markets and foreign exchange and interest rate products. Results also reflect two basis points of net interest margin expansion.

•	Continued expense discipline helped deliver an efficiency ratio of 58%, with operating leverage of 4%.*

•	ROTCE of 12.9% improved by 1.2%.*

•	Tangible book value per common share of $27.67 increased 2%. Fully diluted average common shares outstanding decreased 3.1 million shares.

Results

•	Total revenue of $1.5 billion increased 3%, reflecting strength in both net interest income and noninterest income.

•	Net interest income of $1.1 billion increased $30 million, driven by 2% average loan growth, a two basis point improvement in net interest margin to 3.18%, and day count.

•

Noninterest income of $388 million increased $17 million, or 5%, reflecting growth in capital markets fees, foreign exchange and interest rate products, trust and investment services fees and service charges.

•

Noninterest expense of $875 million decreased $8 million, or 1%, driven by a seasonal reduction in salaries and benefits expense and a reduction in equipment and occupancy expense, partially offset by higher outside services and other operating expense.

•

Provision for credit losses of $85 million increased $7 million, or 9%, from lower first quarter 2018 levels, which included the benefit of higher recoveries on prior-period charge-offs; results also reflect a $9 million reserve build.

Balance Sheet

•	Average interest-earning assets increased 1%, driven by loan growth of 2% with particular strength in commercial.

•	Average deposits grew 2% with strength in term, checking with interest and demand deposits.

•	Nonperforming loans and leases (“NPLs”) to total loans and leases ratio of 0.75% improved from 0.78% and the allowance coverage of NPLs ratio improved to 148% from 144%.

•	The net charge-off ratio remained relatively stable at 27 basis points.

•	Capital strength remains robust, with a common equity tier 1 (“CET1”) risk-based capital ratio of 11.2%.*

•	Repurchased $150 million of common stock at a weighted-average price of $41.68, and including common dividends, returned $257 million to shareholders.

•

Received a non-objection to the 2018 CCAR Capital Plan, which includes up to $1.02 billion in share repurchases and the ability to increase the quarterly dividend an additional 19% to $0.32 per share in first quarter 2019.

Citizens Financial Group, Inc.

Second Quarter 2018 vs. Second Quarter 2017

Key Highlights

•

Second quarter results reflect a 34% increase in net income available to common shareholders, led by 8% revenue growth, with 9% growth in net interest income and noninterest income growth of 5%, and a 14% reduction in income tax expense largely related to December 2017 Tax Legislation. Excluding the impact of second quarter 2017 lease impairments, revenue increased 7%, with 2% growth in noninterest income.*

•

Strong focus on top-line growth and expense management helped drive positive operating leverage of 7%, or 4% on an Underlying basis, and a 4.0% improvement in the efficiency ratio, or 2.4% on an Underlying basis.*

•	ROTCE of 12.9% improved 3.4% from 9.6%.*

•	Tangible book value per common share improved 4% to $27.67. Fully diluted average common shares outstanding decreased 4%, or 21.3 million shares.

Results

•	Total revenue of $1.5 billion increased $113 million, or 8%, driven by strength in both net interest income and noninterest income. On an Underlying basis, total revenue increased 7%.*

•	Net interest income increased $95 million, or 9%, driven by a 21 basis point improvement in net interest margin and 3% average loan growth.

•

Net interest margin of 3.18% reflects higher interest-earning asset yields tied to higher short-term interest rates and improving loan mix towards higher-return categories, partially offset by higher deposit and funding costs.

•

Noninterest income of $388 million increased $18 million, or 5%. On an Underlying basis, noninterest income increased $7 million, or 2%, driven by higher foreign exchange and interest rate products income and trust and investment services fees.*

•

Noninterest expense increased $11 million, or 1%, reflecting the $15 million impact of second quarter 2017 lease impairments. On an Underlying basis, noninterest expense increased 3%, driven by higher salaries and employee benefits costs and outside services expense, largely tied to continuing investment to drive top-line growth.*

•

Provision for credit losses of $85 million increased $15 million, or 21%, from unusually low second quarter 2017 levels. Compared with Underlying second quarter 2017 total credit-related costs of $96 million, which incorporate $26 million of aircraft lease impairments, second quarter 2018 provision results improved $11 million.*

Balance Sheet

•

Average interest-earning assets increased $2.9 billion, or 2%, driven by 3% loan growth with a 4% increase in commercial and a 3% increase in retail. This was partially offset by a 3% decrease in the investment portfolio.

•	Average deposits increased $4.4 billion, or 4%, on strength in term, checking with interest, savings and demand deposits.

•

NPLs to total loans and leases ratio of 0.75% improved from 0.94%, reflecting a decrease in retail driven by real estate-secured portfolios, as well as a reduction in commercial, largely tied to commodities-related credits. Allowance coverage of NPLs of 148% improved from 119%.

•	Net charge-offs of 27 basis points remained relatively stable.

Citizens Financial Group, Inc.

Year-Over-Year Update on Plan Execution

Consumer Banking segment

•

Continued balance sheet momentum, with 3% average loan growth highlighted by improving mix towards more attractive risk-adjusted return categories and 3% average deposit growth; launched Citizens Access, a nationwide direct-to-consumer digital bank.

•

Announced Franklin American Mortgage Company transaction which will add immediate scale in servicing and correspondent and wholesale origination capabilities, along with expanded distribution. Expected to close in third quarter 2018.

•	Continued progress in Wealth business with 10% revenue growth, including managed money revenue up 26%. Financial advisors up 5% and total assets under management up 16%.

Commercial Banking segment

•

Strong balance sheet performance with average loans and leases up 5%, driven by growth in mid-corporate and middle market given the benefit of our geographic expansion strategies and our focus on Industry Verticals, Commercial Real Estate and Private Equity. Average deposits up 5%.

•

Continue to benefit from investments to drive fee income with noninterest income up 8%, highlighted by a 33% increase in foreign exchange and interest rate products and a 17% increase in Commercial card fees. Capital markets’ pipeline remains robust.

Efficiency and balance sheet optimization initiatives

•

TOP IV, which includes efficiency and revenue initiatives, continues to deliver benefits and is now on track to deliver approximately $100 to $110 million in pre-tax revenue and expense benefits by the end of 2018.

•

TOP V initiatives are expected to deliver approximately $90 to $100 million of pre-tax revenue and expense benefits by the end of 2019 and help drive continued positive operating leverage and fund investments for future growth.

•

Continued progress on balance sheet optimization strategies (“BSO”) designed to improve the loan portfolio mix towards higher-return categories and help manage deposit costs. Sold $353 million of lower-return commercial loans in late June 2018. BSO delivered an estimated 7 basis points of the 21 basis point net interest margin improvement.

Citizens Financial Group, Inc.

Earnings highlights										2Q18 change from
($s in millions, except per share data)		2Q18			1Q18			2Q17		1Q18				2Q17
Earnings										$			%	$			%
Net interest income	$	1,121		$	1,091		$	1,026		$	30		3%	$	95		9%
Noninterest income		388			371			370			17		5		18		5
Total revenue		1,509			1,462			1,396			47		3		113		8
Noninterest expense		875			883			864			(8)		(1)		11		1
Pre-provision profit		634			579			532			55		9		102		19
Provision for credit losses		85			78			70			7		9		15		21
Pre-tax net income		549			501			462			48		10		87		19
Net income		425			388			318			37		10		107		34
Preferred dividends		—			7			—			(7)		(100)		—		NM
Net income available to common stockholders	$	425		$	381		$	318		$	44		12	$	107		34
Average common shares outstanding
Basic (in millions)		484.7			487.5			506.4			(2.8)		(1)%		(21.6)		(4)%
Diluted (in millions)		486.1			489.3			507.4			(3.1)		(1)		(21.3)		(4)
Diluted earnings per share	$	0.88		$	0.78		$	0.63		$	0.10		13%	$	0.25		40%
Key performance metrics*
Net interest margin		3.18	%		3.16	%		2.97	%		2	bps			21	bps
Effective income tax rate		22.6			22.5			31.1			6				(855)
Efficiency ratio		58			60			62			(248)				(399)
Underlying efficiency ratio*		58			60			60			(248)				(241)
Return on average common equity		8.7			7.8			6.5			82				217
Return on average tangible common equity		12.9			11.7			9.6			122				336
Underlying return on average tangible common equity*		12.9			11.7			9.6			122				336
Return on average total assets		1.11			1.04			0.85			7				26
Underlying return on average total tangible assets*		1.16	%		1.08	%		0.89	%		8	bps			27	bps
Capital adequacy(1,2)
Common equity tier 1 capital ratio		11.2	%		11.2	%		11.2	%
Total capital ratio		13.8			13.9			14.0
Tier 1 leverage ratio		10.2	%		10.0	%		9.9	%
Asset quality(2)
Total nonperforming loans and leases as a % of total loans and leases		0.75	%		0.78	%		0.94	%		(3)	bps			(19)	bps
Allowance for loan and lease losses as a % of loans and leases		1.10			1.12			1.12			(2)				(2)
Allowance for loan and lease losses as a % of nonperforming loans and leases		148			144			119			460				NM
Net charge-offs as a % of average loans and leases		0.27	%		0.26	%		0.28	%		1	bps			(1)	bps

1) Current reporting-period regulatory capital ratios are preliminary.

2) Capital adequacy and asset-quality ratios calculated on a period-end basis, except net charge-offs.

Citizens Financial Group, Inc.

Discussion of Results:

Second quarter 2018 net income available to common stockholders of $425 million increased $44 million, or 12%, and fully diluted earnings per common share increased $0.10, or 13%, compared to first quarter 2018 results, reflecting strong revenue growth and expense management. Second quarter 2018 EPS reflects a 3.1 million reduction in fully diluted average common shares outstanding compared to first quarter 2018.

Compared with second quarter 2017, net income available to common shareholders increased $107 million, or 34%, and fully diluted earnings per common share increased $0.25, or 40%.

Second and first quarter 2018 results included no notable items. Second quarter 2017 results included a $26 million pre-tax impact related to impairments on aircraft lease assets, which reduced second quarter noninterest income by $11 million and increased noninterest expense by $15 million, and in addition to provision expense of $70 million, resulted in total credit-related costs of $96 million, detailed in the table below.

	2Q18		2Q17 Reported	Lease impairment impact		2Q17 Underlying*	2Q18 change from
Notable items*							Reported 2Q17		Underlying* 2Q17
($s in millions, except per share data)

Net interest income	$1,121		$1,026	$-		$1,026	9%		9%
Noninterest income	388		370	11		381	5		2
Total revenue	1,509		1,396	11		1,407	8		7

Noninterest expense	$875		$864	$(15)		$849	1		3
Pre-provision profit	$634		$532	$26		$558	19		14

Provision for credit losses	$85		$70	$-		$70	21		21
Lease impairment credit-related costs	-		-	26		26	-		NM
Total credit-related costs*	$85		$70	$26		$96	21		(11)
Net income	$425		$318	$-		$318	34%		34%

Key performance metrics*
Diluted EPS	$0.88		$0.63	$-		$0.63	40%		40%
Efficiency ratio	58	%	62%	(158)	bps	60%	(399)	bps	(241)	bps
Operating leverage							7.0%		4.3%	%

Compared to second quarter 2017, on an Underlying basis,* which excludes the impact of notable items, second quarter 2018 results reflect strong revenue growth of 7% and continued expense management that generated positive operating leverage of 4.3% and drove a 14% increase in pre-provision profit. Second quarter 2018 EPS reflects a 21.3 million reduction in fully diluted average common shares outstanding compared to second quarter 2017.

Net interest income				2Q18 change from
($s in millions)	2Q18	1Q18	2Q17	1Q18			2Q17
				$		%	$		%
Interest income:
Interest and fees on loans and leases and loans held for sale	$1,238	$1,154	$1,046	$84		7%	$192		18%
Investment securities	165	168	154	(3)		(2)	11		7
Interest-bearing deposits in banks	8	6	5	2		33	3		60
Total interest income	$1,411	$1,328	$1,205	$83		6%	$206		17%
Interest expense:
Deposits	$181	$145	$102	$36		25%	$79		77%
Federal funds purchased and securities sold under agreements to repurchase	1	1	—	—		—	1		100
Other short-term borrowed funds	14	9	7	5		56	7		100
Long-term borrowed funds	94	82	70	12		15	24		34
Total interest expense	$290	$237	$179	$53		22%	$111		62%
Net interest income	$1,121	$1,091	$1,026	$30		3%	$95		9%
Net interest margin	3.18%	3.16%	2.97%	2	bps		21	bps

Citizens Financial Group, Inc.

Second quarter 2018 net interest income of $1.1 billion increased $30 million, or 3%, from first quarter 2018, given a 2% increase in average loans, a two basis point improvement in net interest margin to 3.18% and the benefit of day count. The improvement in net interest margin reflects higher loan yields tied to higher interest rates and improved loan mix, partially offset by increased deposit and funding costs and the impact of an increase in investment portfolio cash positions.

Compared with second quarter 2017, net interest income increased $95 million, or 9%, driven by 3% average loan growth and a 21 basis point improvement in net interest margin. The improvement in net interest margin reflects higher interest-earning asset yields given higher interest rates and continued mix shift towards higher-yielding assets, partially offset by higher deposit and funding costs.

Noninterest Income				2Q18 change from
($s in millions)	2Q18	1Q18	2Q17	1Q18		2Q17
				$	%	$	%
Service charges and fees	$127	$124	$129	$3	2%	$(2)	(2) %
Card fees	60	61	59	(1)	(2)	1	2
Capital markets fees	48	39	51	9	23	(3)	(6)
Trust and investment services fees	43	40	39	3	8	4	10
Letter of credit and loan fees	32	30	31	2	7	1	3
Foreign exchange and interest rate products	34	27	26	7	26	8	31
Mortgage banking fees	27	25	30	2	8	(3)	(10)
Securities gains, net	2	8	3	(6)	(75)	(1)	(33)
Other income(1)	15	17	2	(2)	(12)	13	NM
Noninterest income	$388	$371	$370	$17	5%	$18	5%
Notable items*	$—	$—	$(11)	$—	—	$11	100
Underlying noninterest income*	$388	$371	$381	$17	5%	$7	2%
1)	Other income includes bank owned life insurance and other income.

Noninterest income of $388 million increased $17 million, or 5%, from first quarter 2018, as growth in capital markets fees, foreign exchange and interest rate products, trust and investment services fees, letters of credit and loan fees and seasonally higher service charges and fees was partially offset by lower securities gains and other income. Mortgage banking fees improved modestly, reflecting higher production volumes, including higher conforming originations, and higher production margins, partially offset by a reduction in servicing fees. Card fees remained relatively stable as the impact of seasonally higher volumes offset an increase in card transaction expense from lower first quarter 2018 levels. Securities gains decreased $6 million from higher first quarter 2018 levels that reflected actions to streamline the portfolio.

Compared with second quarter 2017 noninterest income increased $18 million, or 5%, driven by an increase in other income, reflecting the $11 million impact of second quarter 2017 lease impairments. On an Underlying basis,* noninterest income growth of 2% reflects growth in foreign exchange and interest rate product fees, trust and investment services fees, as well as higher card fees and other income, partially offset by lower mortgage banking fees, driven by a reduction in loan sale gains, as well as a reduction in service charges and fees and capital markets fees.

Citizens Financial Group, Inc.

Noninterest expense				2Q18 change from
($s in millions)	2Q18	1Q18	2Q17	1Q18		2Q17
				$	%	$	%
Salaries and employee benefits	$453	$470	$432	$(17)	(4) %	$21	5%
Outside services	106	99	96	7	7	10	10
Occupancy	79	81	79	(2)	(2)	—	—
Equipment expense	64	67	64	(3)	(4)	—	—
Amortization of software	46	46	45	—	—	1	2
Other operating expense	127	120	148	7	6	(21)	(14)
Noninterest expense	$875	$883	$864	$(8)	(1) %	$11	1%
Notable items	—	—	15	—	—	(15)	(100)
Underlying noninterest expense*	$875	$883	$849	$(8)	(1) %	$26	3%

Noninterest expense of $875 million decreased $8 million, or 1%, from first quarter 2018, reflecting a $17 million reduction in salaries and employee benefits tied to seasonally lower payroll taxes and 401(k) benefits costs and lower equipment expense, partially offset by an increase in outside services tied to strategic growth initiatives and costs to enhance efficiency and effectiveness. Results also reflect higher other expense, driven by an increase in advertising and charitable contributions as well as seasonally higher travel and training, partially offset by lower insurance and credit-collection costs. Outside services and other expense include $3 million of costs related to the Franklin American Mortgage Company transaction.

Compared with second quarter 2017, noninterest expense of $875 million increased $11 million, or 1%. On an Underlying basis,* noninterest expense increased $26 million, or 3%, from second quarter 2017, driven by higher salaries and employee benefits expense and higher outside services expense largely tied to continuing investments to drive growth and efficiency.

The second quarter 2018 effective tax rate of 22.6% remained relatively stable with first quarter 2018 and decreased from 31.1% in second quarter 2017, reflecting the impact of December 2017 Tax Legislation.

Citizens Financial Group, Inc.

Consolidated balance sheet review (1)					2Q18 change from
($s in millions)	2Q18	1Q18	2Q17		1Q18				2Q17
				$			%	$			%
Total assets	$155,431	$153,453	$151,407		$1,978		1%		$4,024		3%
Loans and leases and loans held for sale	114,117	112,225	109,753		1,892		2		4,364		4
Deposits	117,073	115,730	113,613		1,343		1		3,460		3
Average interest-earning assets	140,525	138,671	137,587		1,854		1		2,938		2
Stockholders’ equity	20,467	20,059	20,064		408		2		403		2
Stockholders’ common equity	19,924	19,812	19,817		112		1		107		1
Tangible common equity	$13,394	$13,280	$13,463		$114		1%		$(69)		(1) %
Loan-to-deposit ratio (period-end)(2)	97.5%	97.0%	96.6%		50	bps			87	bps
Loans to deposits ratio (avg balances)(2)	98.6	98.6	99.1		3	bps			(49	) bps
Common equity tier 1 capital ratio(3)	11.2	11.2	11.2
Total capital ratio(3)	13.8%	13.9%	14.0%

1)	Represents period end unless otherwise noted.
2)	Includes loans held for sale.
3)	Current reporting-period regulatory capital ratios are preliminary.

Total assets of $155.4 billion as of June 30, 2018 increased $2.0 billion, or 1%, from March 31, 2018, given a $1.9 billion increase in loans and leases and loans held for sale. Compared with June 30, 2017, total assets increased $4.0 billion, or 3%, as a $4.4 billion increase in loans and leases was partially offset by a $316 million decline in investments and interest-bearing deposits, reflecting a decline in the value of securities due to an increase in market interest rates.

Average interest-earning assets of $140.5 billion increased $1.9 billion, or 1%, from first quarter 2018, driven by a $1.7 billion increase in loans and leases. Compared with second quarter 2017, average interest-earning assets increased $2.9 billion, or 2%, as a $3.7 billion increase in loans and leases was partially offset by an $816 million decrease in the investment portfolio, reflecting a decline in the value of securities due to an increase in market interest rates.

Interest-earning assets				2Q18 change from
($s in millions)	2Q18	1Q18	2Q17	1Q18		2Q17
Period-end interest-earning assets				$	%	$	%
Investments and interest-bearing deposits	$28,495	$28,262	$28,811	$233	1%	$(316)	(1) %
Commercial loans and leases	54,888	53,144	51,888	1,744	3	3,000	6
Retail loans	58,519	58,281	57,158	238	—	1,361	2
Total loans and leases	113,407	111,425	109,046	1,982	2	4,361	4
Loans held for sale, at fair value	521	478	520	43	9	1	—
Other loans held for sale	189	322	187	(133)	(41)	2	1
Total loans and leases and loans held for sale	114,117	112,225	109,753	1,892	2	4,364	4

Total period-end interest-earning assets	$142,612	$140,487	$138,564	$2,125	2%	$4,048	3%

Average interest-earning assets
Investments and interest-bearing deposits	$27,004	$26,881	$27,820	$123	— %	$(816)	(3) %
Commercial loans and leases	54,543	52,623	52,489	1,920	4	2,054	4
Retail loans	58,313	58,492	56,651	(179)	—	1,662	3
Total loans and leases	112,856	111,115	109,140	1,741	2	3,716	3
Loans held for sale, at fair value	470	420	465	50	12	5	1
Other loans held for sale	195	255	162	(60)	(24)	33	20
Total loans and leases and loans held for sale	113,521	111,790	109,767	1,731	2	3,754	3

Total average interest-earning assets	$140,525	$138,671	$137,587	$1,854	1%	$2,938	2%

Period-end investments and interest-bearing deposits of $28.5 billion as of June 30, 2018 increased $233 million from March 31, 2018, largely reflecting an increase in cash positions and securities, partially offset by a decline in the value of securities due to an increase in market interest rates. Compared with June 30, 2017, period-end investments and interest-bearing deposits decreased $316 million, or 1%, largely reflecting a decline in the value of securities and lower cash positions, partially offset by an increase in securities investments. At the end of second quarter 2018, the average effective duration of the securities portfolio increased to 4.5 years compared with 4.4 years at March 31, 2018, given higher long-term rates that drove

Citizens Financial Group, Inc.

a decrease in expected securities prepayment speeds. At June 30, 2017 the securities portfolio average effective duration was 4.0 years.

Period-end loans and leases of $113.4 billion as of June 30, 2018 increased $2.0 billion, or 2%, from $111.4 billion as of March 31, 2018, reflecting a $1.7 billion increase in commercial loans and leases as well as a $238 million increase in retail loans. Compared to June 30, 2017, period-end loans and leases increased $4.4 billion, or 4%, driven by a $3.0 billion increase in commercial loans and leases as well as a $1.4 billion increase in retail loans. Second quarter 2018 results include the impact of the late-June 2018 sale of $353 million of lower-return commercial loans associated with the company’s balance sheet optimization initiatives.

Second quarter 2018 average loans and leases increased $1.7 billion, or 2%, from first quarter 2018, reflecting a $1.9 billion increase in commercial loans and leases, partially offset by a $179 million decrease in retail loans. Commercial loan growth largely reflects growth in mid-corporate and middle market given the impact of geographic expansion strategies as well as strength in Industry Verticals, Commercial Real Estate and Private Equity, partially offset by a planned reduction in the Asset Finance portfolio. The decrease in retail loans reflects strength in residential mortgage, education and other unsecured loans, which was more than offset by a planned reduction in auto as well as lower home equity balances.

Compared with second quarter 2017, average loans and leases increased $3.7 billion, or 3%, reflecting a $2.1 billion increase in commercial loans and leases and a $1.7 billion increase in retail loans. Commercial loan and lease growth was driven by growth in mid-corporate and middle market given the impact of geographic expansion strategies, as well as strength in Industry Verticals, Commercial Real Estate and Private Equity, partially offset by a planned reduction in the Asset Finance portfolio. Retail loan growth was driven by strength in mortgage, unsecured and education, partially offset by a planned reduction in auto and lower home equity balances.

Deposits				2Q18 change from
($s in millions)	2Q18	1Q18	2Q17	1Q18		2Q17
Period-end deposits				$	%	$	%
Demand deposits	$29,439	$28,437	$27,814	$1,002	4%	$1,625	6%
Checking with interest	22,775	21,767	22,497	1,008	5	278	1
Savings	9,902	9,896	9,542	6	—	360	4
Money market accounts	36,139	38,880	38,275	(2,741)	(7)	(2,136)	(6)
Term deposits	18,818	16,750	15,485	2,068	12	3,333	22

Total period-end deposits	$117,073	$115,730	$113,613	$1,343	1%	$3,460	3%

Average deposits
Demand deposits	$28,834	$28,544	$27,521	$290	1%	$1,313	5%
Checking with interest	22,185	21,665	21,751	520	2	434	2
Savings	9,889	9,627	9,458	262	3	431	5
Money market accounts	36,396	37,084	36,912	(688)	(2)	(516)	(1)
Term deposits	17,838	16,503	15,148	1,335	8	2,690	18

Total average deposits	$115,142	$113,423	$110,790	$1,719	2%	$4,352	4%

Total period-end deposits of $117.1 billion at June 30, 2018 increased $1.3 billion, or 1%, from March 31, 2018, reflecting growth in term deposits, checking with interest and demand deposits, partially offset by a decrease in money market accounts. Compared with June 30, 2017, period-end deposits increased $3.5 billion, or 3%, driven by growth in term deposits, demand deposits, savings and checking with interest, partially offset by lower money market accounts.

Second quarter 2018 average deposits of $115.1 billion increased $1.7 billion, or 2%, from first quarter 2018 as growth in term deposits, checking with interest, savings and demand deposits more than offset a decrease in money market accounts.

Compared with second quarter 2017, average deposits increased $4.4 billion, or 4%, reflecting strength in term, demand, checking with interest and savings, partially offset by a decrease in money market accounts.

Borrowed funds				2Q18 change from
($s in millions)	2Q18	1Q18	2Q17	1Q18		2Q17

Period-end borrowed funds				$	%	$	%

Federal funds purchased and securities sold under agreements to repurchase	$326	$315	$429	$11	3%	$(103)	(24)%
Other short-term borrowed funds	1,499	1,494	2,004	5	—	(505)	(25)
Long-term Borrowed funds
FHLB advances	6,010	5,511	5,112	499	9	898	18
Senior debt	5,981	5,990	6,048	(9)	—	(67)	(1)
Subordinated debt and other debt	1,650	1,985	1,994	(335)	(17)	(344)	(17)

Total borrowed funds	$15,466	$15,295	$15,587	$171	1%	$(121)	(1)%

Average borrowed funds	$15,575	$15,675	$16,730	$(100)	(1)%	$(1,155)	(7)%

Total period-end borrowed funds of $15.5 billion at June 30, 2018 increased $171 million, or 1%, from March 31, 2018, reflecting a $155 million increase in long-term borrowings, driven by an increase in long-term Federal Home Loan Bank (“FHLB”) borrowings, partially offset by a reduction in subordinated debt.

Compared with June 30, 2017, total period-end borrowed funds decreased $121 million, or 1%, reflecting a $505 million decrease in other short-term borrowed funds, primarily reflecting a reduction of $1.3 billion in short-term FHLB borrowings, partially offset by an increase in senior debt maturing in less than a year, and a $487 million increase in long-term borrowed funds, reflecting an increase in long-term FHLB borrowings, partially offset by a reduction in subordinated debt. Compared with June 30, 2017, long-term senior debt was relatively stable as issuances of $1.5 billion were offset by maturities and a shift to short-term borrowed funds.

Capital				2Q18 change from
($s and shares in millions except per share data)	2Q18	1Q18	2Q17	1Q18		2Q17

Period-end capital				$	%	$	%

Stockholders’ equity	$20,467	$20,059	$20,064	$408	2%	$403	2%
Stockholders’ common equity	19,924	19,812	19,817	112	1	107	1
Tangible common equity	13,394	13,280	13,463	114	1	(69)	(1)
Tangible book value per common share	$27.67	$27.24	$26.61	$0.43	2	$1.06	4
Common shares - at end of period	484.1	487.6	505.9	(3.5)	(1)	(21.8)	(4)
Common shares - average (diluted)	486.1	489.3	507.4	(3.1)	(1) %	(21.3)	(4) %
Common equity tier 1 capital ratio(1)	11.2%	11.2%	11.2%
Total capital ratio(1)	13.8	13.9	14.0
Tier 1 leverage ratio(1)	10.2%	10.0%	9.9%

1) Current reporting-period regulatory capital ratios are preliminary.

As of June 30, 2018, our Basel III capital ratios remained well in excess of applicable regulatory requirements. Our CET1 capital ratio of 11.2% at June 30, 2018 was stable with March 31, 2018 and June 30, 2017. Tangible book value per common share of $27.67 increased 2% compared with first quarter 2018 and increased 4% compared with second quarter 2017. During second quarter 2018, the company issued $300 million of preferred stock and redeemed $333 million of subordinated notes.

As part of CFG’s 2017 Capital Plan (the “2017 Plan”), during the second quarter 2018, the company repurchased 3.6 million shares of common stock for $150 million, and including common dividends returned $257 million to shareholders. These results compared with $283 million returned to shareholders in first quarter 2018 and $201 million returned to shareholders in second quarter 2017. During the 2017 Plan period, CFG repurchased 22.7 million common shares at a weighted-average price per share of $38.95. In accordance with the 2017 Plan, the company paid quarterly dividends of $0.18 per common share in the third and

Citizens Financial Group, Inc.

fourth quarters of 2017 and $0.22 per common share in the first and second quarters of 2018. During the 2017 Plan period, CFG returned $1.3 billion to common shareholders, including $885 million in common share repurchases and $394 million in common dividends.

CFG’s 2018 Capital Plan, beginning in third quarter 2018 and ending in second quarter 2019, includes the ability to repurchase up to $1.02 billion of Citizens’ outstanding common stock, a 20% increase compared to the $850 million under the original 2017 Capital Plan, and proposed quarterly dividends of $0.27 per share beginning in third quarter 2018, a 23% increase compared to second quarter 2018. CFG’s 2018 Capital Plan also anticipates the potential to raise quarterly dividends an additional 19%, to $0.32 per share beginning in first quarter 2019. Future capital actions are subject to consideration and approval by CFG’s Board of Directors.

Credit quality review				2Q18 change from
($s in millions)	2Q18	1Q18	2Q17	1Q18			2Q17
				$ %			$ %
Nonperforming loans and leases	$845	$868	$1,025	$(23)		(3)%	$(180)		(18)%
Net charge-offs	76	70	75	6		9	1		1
Provision for credit losses	85	78	70	7		9	15		21
Allowance for loan and lease losses	$1,253	$1,246	$1,219	$7		1%	$34		3%
Total nonperforming loans and leases as a % of total loans and leases	0.75%	0.78%	0.94%	(3)	bps		(19)	bps
Net charge-offs as % of total loans and leases	0.27	0.26	0.28	1	bps		(1)	bps
Allowance for loan and lease losses as a % of total loans and leases	1.10%	1.12%	1.12%	(2)	bps		(2)	bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	148.2%	143.6%	119.0%	460	bps		NM

Overall credit quality remains strong, reflecting the benefit of continued growth in higher quality retail loans and a broadly stable risk profile in commercial portfolios. As of June 30, 2018, nonperforming loans and leases (“NPLs”) of $845 million decreased $23 million, or 3%, from March 31, 2018, largely reflecting a decrease in retail. Compared to June 30, 2017, NPLs decreased $180 million, or 18%, reflecting a $134 million decrease in commercial driven by a reduction in nonperforming commodities-related credits, and a $46 million decrease in retail largely in real-estate secured categories. The nonperforming loans and leases to total loans and leases ratio of 0.75% at June 30, 2018, was relatively stable with March 31, 2018 and improved 19 basis points from 0.94% at June 30, 2017.

Second quarter 2018 net charge-offs of $76 million increased $6 million, or 9%, from first quarter 2018, largely reflecting a $15 million increase in commercial, driven by higher gross charge-offs and lower recoveries, partially offset by a $9 million decrease in retail largely reflecting a seasonal reduction in auto. Compared with second quarter 2017, net charge-offs remained relatively stable reflecting a modest increase in retail given expected portfolio seasoning in growth categories, partially offset by a modest reduction in commercial. Second quarter 2018 net charge-offs of 27 basis points of average loans and leases was relatively stable compared with 26 basis points in first quarter 2018 and 28 basis points in second quarter 2017.

The second quarter 2018 allowance for loan and lease losses of $1.3 billion increased $7 million compared to first quarter 2018 and increased $34 million compared to second quarter 2017.

The allowance for loan and lease losses to total loans and leases ratio of 1.10% as of June 30, 2018 remained relatively stable with March 31, 2018 and June 30, 2017 levels. The allowance for loan and lease losses to nonperforming loans and leases ratio of 148% as of June 30, 2018 improved from 144% as of March 31, 2018 and 119% as of June 30, 2017.

Citizens Financial Group, Inc.

Corresponding Financial Tables and Information

Investors are encouraged to review the foregoing summary and discussion of Citizens’ earnings and financial condition in conjunction with the detailed financial tables and other information available on the Investor Relations portion of the company’s website at www.citizensbank.com/about-us.

Media:        Peter Lucht - 781.655.2289

Investors: Ellen A. Taylor - 203.900.6854

Conference Call

CFG management will host a live conference call today with details as follows:

Time:    9:00 am ET

Dial-in:    (800) 230-1074, conference ID 443611

Webcast/Presentation: The live webcast will be available at http://investor.citizensbank.com under Events & Presentations.

Replay Information: A replay of the conference call will be available beginning at 11:00 am ET on July 20 through August 20, 2018. Please dial (800) 475-6701 and enter access code 443611. The webcast replay will be available at http://investor.citizensbank.com under Events & Presentations.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $155.4 billion in assets as of June 30, 2018. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,150 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services, including lending and deposits, capital markets, treasury services, foreign exchange and interest rate products and asset finance. More information is available at www.citizensbank.com or visit us on Twitter, LinkedIn or Facebook.

Citizens Financial Group, Inc.

Key Performance Metrics and Non-GAAP Financial Measures and Reconciliations

(in millions, except share, per-share and ratio data)

Key Performance Metrics:

Our management team uses key performance metrics (KPMs) to gauge our performance and progress over time in achieving our strategic and operational goals and also in comparing our performance against our peers. We have established the following financial targets, in addition to others, as KPMs, which are utilized by our management in measuring our progress against financial goals and as a tool in helping assess performance for compensation purposes. These KPMs can largely be found in our periodic reports, which are filed with the Securities and Exchange Commission, and are supplemented from time to time with additional information in connection with our quarterly earnings releases.

Our key performance metrics include:

Return on average tangible common equity (ROTCE);

Return on average total tangible assets (ROTA);

Efficiency ratio;

Operating leverage; and

Common equity tier 1 capital ratio.

In establishing goals for these KPMs, we determined that they would be measured on a management-reporting basis, or an operating basis, which we refer to externally as “Underlying” results. We believe that these “Underlying” results provide the best representation of our financial progress toward these goals as they exclude items that our management does not consider indicative of our ongoing financial performance. KPMs that contain “Underlying” results are considered non-GAAP financial measures.

Non-GAAP Financial Measures:

This document contains non-GAAP financial measures. The following tables present reconciliations of our non-GAAP measures. These reconciliations exclude “Underlying” items, which are included, where applicable, in the financial results presented in accordance with GAAP. “Underlying” results, which are non-GAAP measures, exclude certain items, as applicable, that may occur in a reporting period which management does not consider indicative of on-going financial performance.

The non-GAAP measures presented in the following tables include reconciliations to the most directly comparable GAAP measures and are: “noninterest income”, “total revenue”, “ noninterest expense”, “pre-provision profit”, “total credit-related costs”, “income before income tax expense”, “income tax expense”, “effective income tax rate”, “net income”, “net income available to common stockholders”, “other income”, “salaries and employee benefits”, “outside services”, “amortization of software expense”, “other operating expense”, “net income per average common share”, “return on average common equity” and “return on average total assets”.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe our “Underlying” results in any period reflect our operational performance in that period and, accordingly, it is useful to consider our GAAP results and our “Underlying” results together. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

KEY PERFORMANCE METRICS, NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (CONTINUED)

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS									FOR THE SIX MONTHS ENDED JUNE 30,
							2Q18 Change						2018 Change
		2Q18	1Q18	4Q17	3Q17	2Q17	1Q18		2Q17		2018	2017	2017
							$	%	$	%			$	%
Noninterest income, Underlying:
Noninterest income (GAAP)		$388	$371	$404	$381	$370	$17	5%	$18	5%	$759	$749	$10	1%
Less: Notable items		–	–	17	–	(11)	–	–	11	100	–	(11)	11	100

Noninterest income, Underlying (non-GAAP)		$388	$371	$387	$381	$381	$17	5%	$7	2%	$759	$760	($1)	—%

Total revenue, Underlying:
Total revenue (GAAP)	A	$1,509	$1,462	$1,484	$1,443	$1,396	$47	3%	$113	8%	$2,971	$2,780	$191	7%
Less: Notable items		–	–	17	–	(11)	–	–	11	100	–	(11)	11	100

Total revenue, Underlying (non-GAAP)	B	$1,509	$1,462	$1,467	$1,443	$1,407	$47	3%	$102	7%	$2,971	$2,791	$180	6%

Noninterest expense, Underlying:
Noninterest expense (GAAP)	C	$875	$883	$898	$858	$864	($8)	(1%)	$11	1%	$1,758	$1,718	$40	2%
Less: Notable items		–	–	40	–	15	–	–	(15)	(100)	–	15	(15)	(100)

Noninterest expense, Underlying (non-GAAP)	D	$875	$883	$858	$858	$849	($8)	(1%)	$26	3%	$1,758	$1,703	$55	3%

Pre-provision profit:
Total revenue (GAAP)	A	$1,509	$1,462	$1,484	$1,443	$1,396	$47	3%	$113	8%	$2,971	$2,780	$191	7%
Less: Noninterest expense (GAAP)	C	875	883	898	858	864	(8)	(1)	11	1	1,758	1,718	40	2

Pre-provision profit (GAAP)		$634	$579	$586	$585	$532	$55	9%	$102	19%	$1,213	$1,062	$151	14%

Pre-provision profit, Underlying:
Total revenue, Underlying (non-GAAP)	B	$1,509	$1,462	$1,467	$1,443	$1,407	$47	3%	$102	7%	$2,971	$2,791	$180	6%
Less: Noninterest expense, Underlying (non-GAAP)	D	875	883	858	858	849	(8)	(1)	26	3	1,758	1,703	55	3

Pre-provision profit, Underlying (non-GAAP)		$634	$579	$609	$585	$558	$55	9%	$76	14%	$1,213	$1,088	$125	11%

Total credit-related costs, Underlying:
Provision for credit losses (GAAP)		$85	$78	$83	$72	$70	$7	9%	$15	21%	$163	$166	($3)	(2%)
Add: Lease impairment credit-related costs		–	–	–	–	26	–	–	(26)	(100)	–	26	(26)	(100)

Total credit-related costs, Underlying (non-GAAP)		$85	$78	$83	$72	$96	$7	9%	($11)	(11%)	$163	$192	($29)	(15%)

Income before income tax expense, Underlying:
Income before income tax expense (GAAP)	E	$549	$501	$503	$513	$462	$48	10%	$87	19%	$1,050	$896	$154	17%
Less: Income before income tax expense (benefit) related to notable items		–	–	(23)	–	–	–	–	–	–	–	–	–	–

Income before income tax expense, Underlying (non-GAAP)	F	$549	$501	$526	$513	$462	$48	10%	$87	19%	$1,050	$896	$154	17%

Income tax expense, Underlying:
Income tax expense (benefit) (GAAP)	G	$124	$113	($163)	$165	$144	$11	10%	($20)	(14%)	$237	$258	($21)	(8%)
Less: Income tax expense (benefit) related to notable items		–	–	(340)	–	–	–	–	–	–	–	(23)	23	100

Income tax expense, Underlying (non-GAAP)	H	$124	$113	$177	$165	$144	$11	10%	($20)	(14%)	$237	$281	($44)	(16%)

Net income, Underlying:
Net income (GAAP)	I	$425	$388	$666	$348	$318	$37	10%	$107	34%	$813	$638	$175	27%
Add: Notable items, net of income tax expense (benefit)		–	–	(317)	–	–	–	–	–	–	–	(23)	23	100

Net income, Underlying (non-GAAP)	J	$425	$388	$349	$348	$318	$37	10%	$107	34%	$813	$615	$198	32%

Net income available to common stockholders, Underlying:
Net income available to common stockholders (GAAP)	K	$425	$381	$666	$341	$318	$44	12%	$107	34%	$806	$631	$175	28%
Add: Notable items, net of income tax expense (benefit)		–	–	(317)	–	–	–	–	–	–	–	(23)	23	100

Net income available to common stockholders, Underlying (non-GAAP)	L	$425	$381	$349	$341	$318	$44	12%	$107	34%	$806	$608	$198	33%

KEY PERFORMANCE METRICS, NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (CONTINUED)

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS									FOR THE SIX MONTHS ENDED JUNE 30,
							2Q18 Change						2018 Change
		2Q18	1Q18	4Q17	3Q17	2Q17	1Q18		2Q17		2018	2017	2017
							$/bps	%	$/bps	%			$/bps	%
Operating leverage:
Total revenue (GAAP)	A	$1,509	$1,462	$1,484	$1,443	$1,396	$47	3.33%	$113	8.15%	$2,971	$2,780	$191	6.86%
Less: Noninterest expense (GAAP)	C	875	883	898	858	864	(8)	(0.91)	11	1.19	1,758	1,718	40	2.30

Operating leverage								4.24%		6.96%				4.56%

Operating leverage, Underlying:
Total revenue, Underlying (non-GAAP)	B	$1,509	$1,462	$1,467	$1,443	$1,407	$47	3.33%	$102	7.29%	$2,971	$2,791	$180	6.43%
Less: Noninterest expense, Underlying (non-GAAP)	D	875	883	858	858	849	(8)	(0.91)	26	3.01	1,758	1,703	55	3.22

Operating leverage, Underlying (non-GAAP)								4.24%		4.28%				3.21%

Efficiency ratio and efficiency ratio, Underlying:
Efficiency ratio	C/A	57.95%	60.43%	60.52%	59.41%	61.94%	(248) bps		(399) bps		59.17%	61.81%	(264) bps
Efficiency ratio, Underlying (non-GAAP)	D/B	57.95	60.43	58.50	59.41	60.36	(248) bps		(241) bps		59.17	61.02	(185) bps
Effective income tax rate and effective income tax rate, Underlying:
Effective income tax rate	G/E	22.58%	22.52%	(32.40%)	32.18%	31.13%	6 bps		(855) bps		22.55%	28.82%	(627) bps
Effective income tax rate, Underlying	H/F	22.58	22.52	33.68	32.18	31.13	6 bps		(855) bps		22.55	31.34	(879) bps
Return on average common equity and return on average common equity, Underlying:
Average common equity (GAAP)	M	$19,732	$19,732	$19,624	$19,728	$19,659	$–	–%	$73	–%	$19,732	$19,560	$172	1%
Return on average common equity	K/M	8.65%	7.83%	13.46%	6.87%	6.48%	82 bps		217 bps		8.24%	6.50%	174 bps
Return on average common equity, Underlying (non-GAAP)	L/M	8.65	7.83	7.05	6.87	6.48	82 bps		217 bps		8.24	6.27	197 bps
Return on average tangible common equity and return on average tangible common equity, Underlying:
Average common equity (GAAP)	M	$19,732	$19,732	$19,624	$19,728	$19,659	$–	–%	$73	–%	$19,732	$19,560	$172	1%
Less: Average goodwill (GAAP)		6,887	6,887	6,887	6,887	6,882	–	–	5	–	6,887	6,879	8	–
Less: Average other intangibles (GAAP)		2	2	2	2	2	–	–	–	–	2	1	1	100
Add: Average deferred tax liabilities related to goodwill (GAAP)		357	355	531	537	534	2	1	(177)	(33)	356	533	(177)	(33)

Average tangible common equity	N	$13,200	$13,198	$13,266	$13,376	$13,309	$2	–%	($109)	(1%)	$13,199	$13,213	($14)	–%

Return on average tangible common equity	K/N	12.93%	11.71%	19.92%	10.13%	9.57%	122 bps		336 bps		12.32%	9.62%	270 bps
Return on average tangible common equity, Underlying (non-GAAP)	L/N	12.93	11.71	10.43	10.13	9.57	122 bps		336 bps		12.32	9.28	304 bps
Return on average total assets and return on average total assets, Underlying:
Average total assets (GAAP)	O	$153,253	$151,523	$151,111	$150,012	$149,878	$1,730	1%	$3,375	2%	$152,393	$149,335	$3,058	2%
Return on average total assets	I/O	1.11%	1.04%	1.75%	0.92%	0.85%	7 bps		26 bps		1.08%	0.86%	22 bps
Return on average total assets, Underlying (non-GAAP)	J/O	1.11	1.04	0.92	0.92	0.85	7 bps		26 bps		1.08	0.83	25 bps
Return on average total tangible assets and return on average total tangible assets, Underlying:
Average total assets (GAAP)	O	$153,253	$151,523	$151,111	$150,012	$149,878	$1,730	1%	$3,375	2%	$152,393	$149,335	$3,058	2%
Less: Average goodwill (GAAP)		6,887	6,887	6,887	6,887	6,882	–	–	5	–	6,887	6,879	8	–
Less: Average other intangibles (GAAP)		2	2	2	2	2	–	–	–	–	2	1	1	100
Add: Average deferred tax liabilities related to goodwill (GAAP)		357	355	531	537	534	2	1	(177)	(33)	356	533	(177)	(33)

Average tangible assets	P	$146,721	$144,989	$144,753	$143,660	$143,528	$1,732	1%	$3,193	2%	$145,860	$142,988	$2,872	2%

Return on average total tangible assets	I/P	1.16%	1.08%	1.83%	0.96%	0.89%	8 bps		27 bps		1.12%	0.90%	22 bps
Return on average total tangible assets, Underlying (non-GAAP)	J/P	1.16	1.08	0.96	0.96	0.89	8 bps		27 bps		1.12	0.87	25 bps

KEY PERFORMANCE METRICS, NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (CONTINUED)

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS									FOR THE SIX MONTHS ENDED JUNE 30,
							2Q18 Change						2018 Change
		2Q18	1Q18	4Q17	3Q17	2Q17	1Q18		2Q17		2018	2017	2017
							$/bps	%	$/bps	%			$/bps	%
Tangible book value per common share:
Common shares - at period-end (GAAP)	Q	484,055,194	487,551,444	490,812,912	499,505,285	505,880,851	(3,496,250)	(1%)	(21,825,657)	(4%)	484,055,194	505,880,851	(21,825,657)	(4%)
Common stockholders’ equity (GAAP)		$19,924	$19,812	$20,023	$19,862	$19,817	$112	1	$107	1	$19,924	$19,817	$107	1
Less: Goodwill (GAAP)		6,887	6,887	6,887	6,887	6,887	—	—	—	—	6,887	6,887	—	—
Less: Other intangible assets (GAAP)		2	2	2	2	2	—	—	—	—	2	2	—	—
Add: Deferred tax liabilities related to goodwill (GAAP)		359	357	355	539	535	2	1	(176)	(33)	359	535	(176)	(33)

Tangible common equity	R	$13,394	$13,280	$13,489	$13,512	$13,463	$114	1%	($69)	(1%)	$13,394	$13,463	($69)	(1%)

Tangible book value per common share	R/Q	$27.67	$27.24	$27.48	$27.05	$26.61	$0.43	2%	$1.06	4%	$27.67	$26.61	$1.06	4%
Net income per average common share - basic and diluted and net income per average common share - basic and diluted, Underlying:
Average common shares outstanding - basic (GAAP)	S	484,744,354	487,500,618	492,149,763	500,861,076	506,371,846	(2,756,264)	(1%)	(21,627,492)	(4%)	486,114,872	507,903,141	(21,788,269)	(4%)
Average common shares outstanding - diluted (GAAP)	T	486,141,695	489,266,826	493,788,007	502,157,384	507,414,122	(3,125,131)	(1)	(21,272,427)	(4)	487,683,216	509,362,055	(21,678,839)	(4)
Net income per average common share - basic (GAAP)	K/S	$0.88	$0.78	$1.35	$0.68	$0.63	$0.10	13	$0.25	40	1.66	1.24	0.42	34
Net income per average common share - diluted (GAAP)	K/T	0.88	0.78	1.35	0.68	0.63	0.10	13	0.25	40	1.65	1.24	0.41	33
Net income per average common share - basic, Underlying (non-GAAP)	L/S	0.88	0.78	0.71	0.68	0.63	0.10	13	0.25	40	1.66	1.20	0.46	38
Net income per average common share - diluted, Underlying (non-GAAP)	L/T	0.88	0.78	0.71	0.68	0.63	0.10	13	0.25	40	1.65	1.19	0.46	39
Dividend payout ratio and dividend payout ratio, Underlying:
Cash dividends declared and paid per common share	U	$0.22	$0.22	$0.18	$0.18	$0.14	$—	—%	$0.08	57%	$0.44	$0.28	$0.16	57%
Dividend payout ratio	U/(K/S)	25%	28%	13%	26%	22%	(300) bps		300 bps		27%	23%	400 bps
Dividend payout ratio, Underlying (non-GAAP)	U/(L/S)	25	28	25	26	22	(300) bps		300 bps		27	23	400 bps

KEY PERFORMANCE METRICS, NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (CONTINUED)

(in millions, except share, per-share and ratio data)

	QUARTERLY TRENDS									FOR THE SIX MONTHS ENDED JUNE 30,
						2Q18 Change						2018 Change
	2Q18	1Q18	4Q17	3Q17	2Q17	1Q18		2Q17		2018	2017	2017
						$/bps	%	$/bps	%			$/bps	%
Other income, Underlying:
Other income (GAAP)	$15	$17	$40	$18	$2	($2)	(12%)	$13	NM	$32	$26	$6	23%
Less: Notable items	—	—	17	—	(11)	—	—	11	100	—	(11)	11	100

Other income, Underlying (non-GAAP)	$15	$17	$23	$18	$13	($2)	(12%)	$2	15%	$32	$37	($5)	(14%)

Salaries and employee benefits, Underlying[1]:
Salaries and employee benefits (GAAP)[1]	$453	$470	$450	$438	$432	($17)	(4%)	$21	5%	$923	$878	$45	5%
Less: Notable items	—	—	17	—	—	—	—	—	—	—	—	—	—

Salaries and employee benefits, Underlying (non-GAAP)[1]	$453	$470	$433	$438	$432	($17)	(4%)	$21	5%	$923	$878	$45	5%

Outside services, Underlying:
Outside services (GAAP)	$106	$99	$118	$99	$96	$7	7%	$10	10%	$205	$187	$18	10%
Less: Notable items	—	—	12	—	—	—	—	—	—	—	—	—	—

Outside services, Underlying (non-GAAP)	$106	$99	$106	$99	$96	$7	7%	$10	10%	$205	$187	$18	10%

Other operating expense, Underlying[1]:
Other operating expense (GAAP)[1]	$127	$120	$137	$133	$148	$7	6%	($21)	(14%)	$247	$272	($25)	(9%)
Less: Notable items	—	—	11	—	15	—	—	(15)	(100)	—	15	(15)	(100)

Other operating expense, Underlying (non-GAAP)[1]	$127	$120	$126	$133	$133	$7	6%	($6)	(5%)	$247	$257	($10)	(4%)

1As of January 1, 2018, we retrospectively adopted ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which requires the service cost component of net periodic pension and postretirement benefit cost to be reported separately in the Consolidated Statements of Operations from the other components. Prior periods have been adjusted to conform with the current period presentation.

Citizens Financial Group, Inc.

Forward-Looking Statements

This document contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Statements regarding potential future share repurchases and future dividends are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•

Negative economic and political conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	The rate of growth in the economy and employment levels, as well as general business and economic conditions, and changes in the competitive environment;

•	Our ability to implement our business strategy, including the cost savings and efficiency components, and achieve our financial performance goals;

•	Our ability to meet heightened supervisory requirements and expectations;

•	Liabilities and business restrictions resulting from litigation and regulatory investigations;

•

Our capital and liquidity requirements (including under regulatory capital standards, such as the U.S. Basel III capital rules) and our ability to generate capital internally or raise capital on favorable terms;

•	The effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•

Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	The effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•

Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks; and

•	Management’s ability to identify and manage these and other risks.

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or share repurchases will depend on our financial condition, earnings, cash needs, regulatory constraints, capital requirements (including requirements of our subsidiaries), and any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017.

Note: Percentage changes, per share amounts and ratios presented in this document are calculated using whole dollars.

CFG-IR